Exhibit 99.(j).(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 20, 2015, relating to the financial statements and financial highlights which appear in the September 30, 2015 Annual Reports to Shareholders of Virtus Opportunities Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, "Non-Public Portfolio Holdings Information", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 27, 2016